Exhibit 99.1

GILLA ANNOUNCES INTENTION TO SPIN-OFF CANNABIS-RELATED BUSINESS

TORONTO, CANADA – (May 17th, 2018) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, today announced its plan to pursue a spin-off of the Company’s cannabis-related business to Gilla’s shareholders. The transaction is expected to result in two separate public companies that will benefit from separating their respective corporate strategies and capital allocation priorities.

The Company intends to spin-out its cannabis-related assets within the next sixty days through its wholly-owned Ontario-domiciled subsidiary, HYSTYLE BRANDS INC. (“HYSTYLE”), subject to the U.S. Securities and Exchange Commission’s review and clearance of HYSTYLE’s registration statement on Form 10 and meeting all of the other conditions to the spin-off. Accordingly, the Company will establish a record date for the spin-off at such time that all conditions have been met and expects to declare a spin-off dividend of a pro-rata ownership of HYSTYLE to Gilla’s shareholders as at the record date.

Gilla founded its HYSTYLE subsidiary to hold its cannabis-related brands and intellectual property. Through HYSTYLE, the Company manufactures and distributes its hemp-derived CBD products under the Enriched Vapor brand that is currently being sold in the United States and parts of the European Union. Further, HYSTYLE also markets its cannabis products that are sold under the Spectrum Concentrates brand through a license arrangement in the Colorado recreational cannabis market. Post spin-off, HYSTYLE will continue to invest in the growth of these brands while also seeking to acquire and develop additional brands and intellectual property under the HYSTYLE banner. Additional details regarding the proposed spin-off of HYSTYLE and its management team will be announced in due course.

“This is an important step for Gilla in its plan to maximize shareholder value through the creation of a pure-play cannabis-focused brand and intellectual property company that will be domiciled in Canada,” stated Mr. Graham Simmonds, Chair and CEO of Gilla. He added, “Our nicotine business continues to grow and we remain very bullish on that market, however in order to ensure both business units receive the appropriate focus and resources, the Company has determined a spin-off of the cannabis-related assets would be the most effective structure. HYSTSYLE will be pursuing a private round of financing, and post spin-off, it will take the necessary steps towards listing its shares on a Canadian exchange.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high-terpene vape oils, pure crystalline, high-performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company's multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high-quality products that deliver a consistent and reliable user experience. Gilla's proprietary product portfolio includes: Spectrum Concentrates, Coil Glaze™, Craft Vapes™, Siren, The Drip Factory, Shake It, Surf Sauce, Ohana, Moshi, Crisp, Just Fruit, Vinto Vape, Vapor’s Dozen, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chair and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com